SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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RENEWABLE ENERGY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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RENEWABLE ENERGY GROUP, INC.
416 South Bell Avenue
Ames, Iowa 50010
Notice of Annual Meeting of Stockholders
To Be Held May 8, 2019
The 2019 Annual Meeting of Stockholders of Renewable Energy Group, Inc. will be held at our principal executive offices located at 416 South Bell Avenue, Ames, Iowa, 50010, on May 8, 2019, at 10:00 a.m., Central Time. We are holding the Annual Meeting to:

1	Elect three Class II directors to serve until the 2022 Annual Meeting of Stockholders or until each such director's successor is elected and qualified;

2	Hold an advisory “say-on-pay” vote to approve the compensation of our named executive officers; and

3	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.
We also will transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.
We have selected March 15, 2019, as the record date for determining the stockholders entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.
Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy. You may vote over the internet, by telephone or by mail. Please review the instructions under the section entitled “How do I vote my shares?” of the attached proxy statement regarding each of these voting options.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 8, 2019
The proxy statement and annual report to stockholders and the means to vote by Internet are available at www.ProxyVote.com.

By Order of the Board of Directors,

/s/ Natalie A. Merrill

Natalie A. Merrill Secretary

i

RENEWABLE ENERGY GROUP, INC.
PROXY STATEMENT
Annual Meeting of Stockholders
This proxy statement is being furnished to stockholders of Renewable Energy Group, Inc. in connection with the solicitation of proxies by our Board of Directors (the "Board") for use at our 2019 Annual Meeting of Stockholders, which is described below. We expect to commence providing and making available this proxy statement on or about March 26, 2019.
References to “the Company,” “we,” “us” or “our” throughout this proxy statement mean Renewable Energy Group, Inc.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
When and where will the Annual Meeting be held?
The 2019 Annual Meeting of Stockholders will be held on May 8, 2019, at 10:00 a.m., Central Time, at our principal executive offices, which are located at 416 South Bell Avenue, Ames, Iowa.
What items will be voted on at the Annual Meeting?
As to all holders of our Common Stock, the purpose of the Annual Meeting is to:

•	Elect three Class II directors to serve until the 2022 Annual Meeting of Stockholders or until each such director's successor is elected and qualified;

•	Hold an advisory “say-on-pay” vote to approve the compensation of our named executive officers; and

•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.

We will also transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.
How does the Board recommend that I vote?
Our Board unanimously recommends that you vote:

•	FOR each director nominee;

•	FOR advisory approval of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.
Who is entitled to vote at the Annual Meeting?
Stockholders who owned Common Stock at the close of business on March 15, 2019, the record date for the Annual Meeting, may vote at the Annual Meeting. For each share of Common Stock held, stockholders are entitled to one vote for as many separate nominees as there are directors to be elected and one vote on any other matter presented.
Who will engage in a solicitation of proxies? Who will bear the cost of that solicitation?
Certain of our directors, officers and employees may solicit proxies on our behalf by mail, phone, fax, e-mail, or in person. We will bear the cost of the solicitation of proxies. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.
Who will tabulate the votes and act as inspector of election?
Natalie A. Merrill, our Secretary, will act as the inspector of election at the Annual Meeting.
How do I vote my shares?
You may vote your shares in one of several ways, depending upon how you own your shares.
Shares registered directly in your name with REG (through our transfer agent, Computershare):

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Via Internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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In Writing: If you received printed proxy materials in the mail and wish to vote by mail, complete, sign, date, and return the proxy card in the envelope that was provided to you, or provide it or a ballot distributed at the Annual Meeting directly to the Inspector of Election at the Annual Meeting when instructed.

Shares of Common Stock held in “street” or “nominee” name (through a bank, broker or other nominee):

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You may receive a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone or internet voting will depend on the voting process of the broker or nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

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If you own shares in “street name” through a broker and do not instruct your broker how to vote, your broker may not vote your shares on proposals determined to be “non-routine.” Of the proposals included in this proxy statement, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 is considered to be “routine.” Each of the other proposals is considered to be a “non-routine” matter. Therefore, if you do not provide your bank, broker or other nominee holding your shares in “street name” with voting instructions, those shares will count for quorum purposes, but will not be counted as shares present and entitled to vote on the proposal. Therefore, it is important that you provide voting instructions to your bank, broker or other nominee.

Regardless of how you own your shares, if you are a stockholder of record, you may vote by attending the Annual Meeting on May 8, 2019, at 10:00 a.m., Central Time, at our principal executive offices, which are located at 416 South Bell Avenue, Ames, Iowa. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you vote via the internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card and through the internet and telephone voting facilities to vote your shares will vote:

•	FOR each director nominee;

•	FOR advisory approval of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.
How do I change or revoke my proxy?
If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by giving our Secretary written notice of your revocation or by submitting a later-dated proxy, and you may revoke your proxy at the Annual Meeting by voting by ballot. Attendance at the Annual Meeting, by itself, will not revoke a proxy. You may revoke your proxy by telephone by calling 1-800-690-6903 and following the instructions or via the internet by going to http://www.proxyvote.com and following the instructions.
If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.
What constitutes a quorum for purposes of the Annual Meeting?
On March 15, 2019, the record date, we had 37,355,193 shares of Common Stock outstanding. Voting can only take place at the Annual Meeting if the holders of a majority of Common Stock issued and outstanding and entitled to vote on the record date are present either in person or by proxy. Abstentions will be treated as present for purposes of determining the existence of a quorum.
How many votes are required to approve the proposals?
Our bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the nominees for director will be elected if each receives the majority of the votes cast in person or represented by proxy, with respect to each director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast.

The "say-on-pay" vote presented in Proposal 2 is an advisory vote and therefore not binding on our Company, our Compensation Committee or our Board. We value, however, the opinions of our stockholders and our Compensation Committee will, as it has in the past, take into account the result of the "say-on-pay" vote when determining future executive compensation.
The affirmative vote of a majority of the Common Stock, present in person or by proxy at the Annual Meeting and entitled to vote, is required to ratify the appointment of our independent registered public accounting firm as set forth in Proposal 3.
The inspector of election will tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes will not be counted in determining the number of shares entitled to vote.
What if a nominee for director does not receive a majority vote?
We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, each nominee is elected by the vote of a majority of the votes cast in person or represented by proxy. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. As provided in our bylaws, an “uncontested election” is one in which the number of nominees equals the number of directors to be elected in such election. The election of directors at the Annual Meeting will be an “uncontested election” because no nominations other than the directors nominated by the Board were made in accordance with the applicable provisions of our bylaws.
In accordance with our bylaws, our Board may nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the Board, an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) the acceptance by the Board of such resignation.
If an incumbent director fails to receive the required vote for re-election in an uncontested election, the nominating and governance committee determines whether such director’s resignation should be accepted and makes a recommendation to the Board, which makes the final determination whether to accept the resignation. The Board must publicly disclose its decision within 90 days from the date of certification of the election results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board.
Can I attend the Annual Meeting in person?
We cordially invite and encourage all of our stockholders to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by us. Stockholders of record must bring a copy of the Notice or proxy card in order to be admitted to the Annual Meeting. You should also be prepared to present photo identification for admittance.
Will any other matters be presented at the Annual Meeting?
We do not expect any matters, other than those included in this proxy statement, to be presented at the Annual Meeting. If other matters are presented, the individuals named as proxies will have discretionary authority to vote your shares on those other matters.
Who can help answer my questions?
If you have any questions about the Annual Meeting, voting or your ownership of our stock, please contact our investor relations department by e-mail at investor.relations@REGI.com or by phone at (515) 239-8048.
CORPORATE GOVERNANCE
Corporate Governance Guidelines; Code of Business Conduct and Ethics
We have established a corporate governance program to help guide our Company and our employees, officers and directors in carrying out their responsibilities and duties, as well as to set standards for their professional conduct. Our Board has adopted Corporate Governance Guidelines, or Governance Guidelines, which provide standards and practices of corporate governance that we have designed to help contribute to our success and to assure public confidence in our Company.

Corporate Governance Practices

The Company’s Corporate Governance Guidelines may be found on the Company’s website at www.REGI.com under “Investor Relations,” then “Corporate Governance.” In addition, all standing committees of our Board operate under charters that describe the responsibilities and practices of each committee.
Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, or Ethics Code, which provides ethical standards and corporate policies that apply to all of our directors, officers and employees. Our Ethics Code requires, among other things, that our directors, officers and employees act with integrity and the highest ethical standards, comply with laws and other legal requirements, engage in fair competition, avoid conflicts of interest, and otherwise act in our best interests. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, and principal accounting officer and provides for accurate, full, fair and timely financial reporting and the reporting of information related to significant deficiencies in internal controls, fraud and legal compliance.
Board Composition and Director Independence

With the adoption of our Governance Guidelines, the Board established independence standards in accordance with the requirements of the Nasdaq corporate governance rules. We routinely assess the composition of the Board and attempt to strike a balance between the benefits of longer-term service on the Board with the benefits of additional perspectives from potential new members. We also consider factors such as expertise and cognitive diversity to ensure our Board reflects the needs of our business as it changes and expands. In March 2018, we added two Board members to replace a retiring member and to increase the diversity of experience of our Board. In January 2019, we appointed Cynthia J. Warner as our President and Chief Executive Officer and she was also elected to our Board. As a result, our Board currently comprises nine members, all of whom are independent, except for Ms. Warner and our former President and Chief Executive Officer, Randolph L. Howard. Our restated certificate of incorporation provides that the authorized number of board seats, which is currently nine, shall be not less than five and not more than fifteen, with the exact number to be fixed from time to time by a resolution of the majority of our Board. Each officer serves at the discretion of the Board and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.
Our Board met a total of 16 times in 2018. During 2018, all of our directors attended at least 75% of the meetings of our Board held during their tenure, and all of our directors attended at least 75% of the meetings of the Board committees upon which they served and held during their tenure. Our Board does not have a policy requiring director attendance at annual meetings of our stockholders. All of our directors then in office attended the 2018 annual meeting of stockholders.
Board Leadership Structure
Currently, our Board leadership structure consists of a Chairman, a Vice Chairman, a Lead Director and committee chairs. Our Board selects the Chairman of the Board in the manner and upon the criteria that it deems best for the Company at the time of selection. The Board does not have a prescribed policy on whether the roles of the Chairman and Chief Executive Officer should be separate or combined, but recognizes the value to the Company of the separation of these positions. The Board will continue to evaluate whether this leadership structure is in the best interests of the stockholders on a regular basis.
Our Chairman, Mr. Stroburg, presides over each Board meeting. Under the Governance Guidelines, if the Chairman of the Board is an independent director and has not previously served as the Chief Executive Officer of the Company, then the Chairman shall also serve as the Lead Independent Director. If the Chairman of the Board is not an independent director or has previously served as the Chief Executive Director of the Company, then the independent director appoints a Lead Independent Director. The Lead Independent Director's duties include presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; serving as liaison between the Chairman and/or the Chief Executive Officer, on the one hand, and the independent directors, on the other hand; approving meeting agendas for the Board; approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; having the authority to call meetings of the independent directors; and being available for consultation with stockholders (when appropriate). Mr. Stroburg has served as Chairman of the Board since inception. Because Mr. Stroburg served as Chief Executive Officer from June 2006 until September 2011, the independent directors of the Company appointed Christopher Sorrells to serve as Lead Independent Director.

The Board may also appoint a Vice Chairman of the Board. The Vice Chairman's responsibility will include assuming the duties and exercising the powers of the Chairman of the Board in the absence or disability of the Chairman, as well as such other duties and responsibilities as the Board of Directors shall determine.
To facilitate the transition of the CEO role from Mr. Howard to Ms. Warner, the Board appointed Mr. Howard as Vice Chairman of our Board in January 2019. Mr. Howard's primary responsibilities and authority in this role focus on assisting Ms. Warner in her role as CEO, including participating in regular meetings with Ms. Warner to provide strategic guidance, operational information and historical practices regarding the Company and its operations. The Board views the position of Vice Chairman as a temporary role.
Board Role in Risk Oversight
One of the Board's responsibilities is to provide oversight of our risk management processes and deployment of appropriate risk management systems throughout the Company. As part of our governance practice, our Board visits at least one of our plants each year to understand its operations, participate in a facility tour and have discussions with plant operators.
Our Board's committees support our Board by regularly evaluating matters within their respective areas of oversight.
The Audit Committee oversees the establishment, and reviews with management, the Company's major risk exposures and the steps management has taken to monitor and control such exposures, including the Company's policies with respect to risk assessment and risk management (other than with respect to those categories of risk that the Board has specifically delegated to another committee).
The Risk Management Committee oversees management's assessment and policies and procedures to address agricultural and energy commodity price risk and environmental, health and safety risk.
The Compensation Committee periodically evaluates whether there are any risks arising from the Company's compensation policies and practices for employees which are reasonably likely to have a material adverse effect on the Company and recommends to the Board any changes deemed appropriate by such committee.
Each of the committee chairs, as appropriate, reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it discussed and the significant actions taken by the committee.
Board Committees
The current committees of the Board are the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Risk Management Committee.
Audit Committee. The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. The members of Audit Committee are Michael Scharf (Chairman), Christopher D. Sorrells, and James C. Borel, each of whom is a non-employee member of our Board. We believe that each member of our Audit Committee meets the requirements for independence and financial literacy under applicable SEC rules and regulations and Nasdaq rules. Messrs. Scharf and Sorrells are our Audit Committee financial experts as currently defined under SEC rules and regulations. During the 2018 fiscal year, the Audit Committee held 7 meetings.

Compensation Committee. The Compensation Committee determines our general compensation policies and makes recommendations regarding the compensation, including equity-based compensation, provided to our directors and executive officers and those recommendations are subject to the approval of the independent members of our Board. In addition, the Compensation Committee reviews and determines equity-based compensation for other employees and consultants and administers our stock incentive plan. Our Compensation Committee also oversees our corporate compensation programs. The members of the Compensation Committee are Christopher Sorrells (Chairman), Delbert Christensen and James C. Borel. We believe that the composition of our Compensation Committee meets the criteria for independence under, and the functioning of our Compensation Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, SEC rules and regulations and Nasdaq rules. During the 2018 fiscal year, the Compensation Committee held 9 meetings.

Nominating and Governance Committee. The Nominating and Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board. In addition, the Nominating and Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters. The members of the Nominating and Governance Committee are Delbert Christensen (Chairman), Christopher Sorrells and Debora M. Frodl. We believe that the composition of our Nominating and Governance Committee meets the criteria for independence under, and the functioning of our Nominating and Governance Committee currently complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, SEC rules and regulations and Nasdaq rules. During the 2018 fiscal year, the Nominating and Governance Committee held 4 meetings.

Risk Management Committee. The Risk Management Committee assists our Board in fulfilling its responsibility to assess and oversee management’s identification and assessment of agricultural and energy commodity price risk, and environmental, health and safety risk. In addition, the Risk Management Committee oversees the development and implementation of policies, procedures and systems to address risks. The members of the Risk Management Committee are Peter J. Harding (Chairman), Delbert Christensen, Michael Scharf and Debora M. Frodl (see "Board of Directors" for further details). During the 2018 fiscal year, the Risk Management Committee held 12 meetings.
A copy of each Committee’s charter can be found on the Company’s website at www.regi.com under “Investor Relations” then “Corporate Governance”.
Director Nomination Policy
Our Nominating and Governance Committee is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our Board for nomination or election. Our Board nominates directors for election at each annual meeting of stockholders, and elects new directors to fill vacancies if they occur.
Our Board strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our Governance Guidelines contain membership criteria that call for candidates to be selected for their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. Our Nominating and Governance Committee also seeks to ensure that a majority of our directors are independent under Nasdaq rules and that one or more of our directors is an “audit committee financial expert” under SEC rules.
Prior to our annual meeting of stockholders, our Nominating and Governance Committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the Board for any particular talents and experience. If a director no longer wishes to continue in service, if the Nominating and Governance Committee decides not to re-nominate a director, or if a vacancy is created on the Board because of a resignation or an increase in the size of the Board or other event, then the committee considers whether to replace such director or to decrease the size of the Board. If the decision is to replace a director, then the Nominating and Governance Committee considers various candidates for Board membership, including those suggested by committee members, by other Board members, a director search firm engaged by the committee, or our stockholders. Prospective nominees are evaluated by the Nominating and Governance Committee based on the membership criteria described above and set forth in our Governance Guidelines.
A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating and Governance Committee should notify our Secretary in writing at our principal office. Such notice must be delivered to our offices by the deadline relating to stockholder proposals to be considered for inclusion in our proxy materials, as described under “General Information - Stockholder Proposals for 2020 Annual Meeting” in this proxy.
Each notice delivered by a stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating and Governance Committee generally must include the following information about the prospective nominee:

•	the name, age, business address and residence address of the person;

•	the principal occupation of the person;

•	the number of shares of our capital stock owned by the person;

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a statement whether the person, if elected, intends to tender an irrevocable resignation effective upon (i) such person’s failure to receive the required vote for re-election and (ii) acceptance of such resignation by the Board;

•	a description of all compensation and other relationships during the past three years between the stockholder and the person;

•	any other information relating to the person required to be disclosed pursuant to Section 14 of the Exchange Act; and

•	the person’s written consent to serve as a director if elected.

The Nominating and Governance Committee may require any prospective nominee recommended by a stockholder to furnish such other information as the Nominating and Governance Committee may reasonably require to determine the eligibility of such person to serve as an independent director or that could be material to a stockholder’s understanding of the independence, or lack thereof, of such person. In addition, Article III of our bylaws contains a description of the procedures a stockholder must follow in order to nominate a candidate for election as a director at our annual meetings of stockholders.
Corporate Social Responsibility
We recognize that stakeholders are increasingly interested in environmental, social and governance ("ESG") practices and how we integrate ESG into our business objectives. In addition to providing financial value to our shareholders, we believe it is important to understand and address our impact on the environment and the communities where we operate.

We are dedicated to helping meet our customers’ energy needs responsibly, efficiently and sustainably. Sustainability means manufacturing and delivering clean products in a safe and environmentally sound manner. Through our advanced biofuel products, we are in a unique position to help communities transition to a low-carbon sustainable economy. Our values, high ethical standards and a commitment to diversity and fair treatment guide how our employees conduct themselves and how our board and management operate in the long term best interests of our shareholders.

In 2018, we achieved significant accomplishments and undertook important processes related to ESG as follows:

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Safety. We continued to pursue our objective of an injury-free workplace, which we refer to as Vision Zero. We achieved a total incident rate of 1.37 incidences in 2018 for every 100 employees, which is better than the industry average of 2.10 (NAICS 325 Chemical Manufacturing). We believe our safety performance is a result of our company’s culture and commitment to safety. Our safety programs provide information, equipment, policies and facilities with a goal of protecting our people and encouraging productivity.

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Carbon Footprint. We produced 502 million gallons of renewable fuel, representing reduced carbon emissions of 4.3 million tons compared to an equivalent amount of petroleum diesel. Approximately 77% of our total feedstock usage was lower cost inedible corn oil, used cooking oil or rendered animal fat feedstock and the remaining 23% consisted of refined vegetable oils, such as soybean oil or canola oil. In addition to creating a product with a preferred air emissions profile, we are always working towards optimization and efficiency in our supply chain and at our plants to lessen our environmental impact and create additional value.

•	Diversity. We appointed two women to our Board of Directors, consistent with our commitment to diversity and inclusion. We now have 25% female board members.

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Employees. We undertook an employee engagement survey, which sought information about ways our company can continue to care for our people. We aim to foster a culture of dialogue with our employees, where ideas are shared freely in the pursuit of continuous improvement. We are taking action on the findings of the survey and have incorporated those into our goals for the coming year in order to continue to enhance employee engagement.

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Supply Chain. We implemented a Vendor Code of Conduct, which sets out basic principles for our vendors to follow in order to maintain a business relationship. The principles include compliance with laws, rules and regulations, conflicts of interest, gifts, anti-bribery, anti-corruption, human rights and social duty, fair dealing and health, safety and environmental practices. We also formalized our internal anti-bribery and anti-corruption policy. These actions build upon our ongoing efforts, which include employee training and supplier diligence in our supply chain, to maintain operations that are legally compliant and ethical.

Communications with Directors
Stockholders and interested parties may contact our directors to provide comments, to report concerns, or to ask a question, by mail at the following address:
Secretary
Renewable Energy Group, Inc.
416 South Bell Avenue
Ames, Iowa 50010

Stock Ownership Guidelines
In 2016, our Board has adopted stock ownership guidelines applicable to our chief executive officer and the members of the Board of Directors.  Under these guidelines, the covered individuals are expected to meet the following stock ownership requirements: (i) the chief executive officer must own at least 40,000 shares of the Company’s Common Stock; (ii) the chairman of the board must own at least 6,000 shares of the Company’s Common Stock; and (iii) all other directors must own at least 3,000 shares of the Company’s Common Stock. Covered individuals generally will have two years to reach their ownership requirement.  Shares held directly, shares held indirectly, such as by a trust or a 401(k) plan, and vested RSUs are included in determining an individual's equity ownership.
Compensation Committee Interlocks and Insider Participation
Christopher Sorrells (Chairman), James C. Borel and Delbert Christensen served as members of our Compensation Committee during 2018. All are outside, independent directors, and none of our named executive officers served as a director or as a member of a Compensation Committee of any business entity employing any of our directors during 2018.
Securities Trading
The Board believes that short-term investment activity in our securities is not appropriate and is prohibited by our Insider Trading Policy. Our insider trading policy prohibits our employees, officers and directors from purchasing our stock on margin, engaging in "short" sales or buying or selling puts or calls on our stock and from selling stock purchased in the market within the prior six months without prior written approval, pledging shares as collateral and any hedging or other monetization transaction with respect to our stock are subject to prior written approval.

BOARD OF DIRECTORS
Our Board is divided into three classes serving staggered three-year terms. At the Annual Meeting, our stockholders will be asked to elect three individuals to serve as directors until the 2022 Annual Meeting. See “Proposal No. 1 - Election of Directors.” Our bylaws provide for majority voting for directors in uncontested elections. Accordingly, each nominee for director will be elected if each nominee receives a majority of the votes cast in person or represented by proxy. A majority of the votes cast means that the number of shares voted FOR a director candidate must exceed the number of votes cast AGAINST that director candidate. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election and will not be counted in determining the number of votes cast.
Below are the names and ages of our nine directors as of the date of this proxy statement, the year each of them became a director, each director’s principal occupation or employment for at least the past five years, and other public company directorships held by each director. Unless authority is withheld, the persons named as proxies in the voting materials made available to you or in the accompanying proxy will vote for the election of the nominees listed below. We have no reason to believe that any of these nominees will be unable to serve as a director. If any of the nominees becomes unavailable to serve, however, the persons named as proxies will have discretionary authority to vote for a substitute nominee.
Nominees for Election at this Meeting for a Term Expiring in 2022 (Class II)
Delbert Christensen (age 70) has served as a member of our Board since August 2006. Mr. Christensen was a director of West Central, from 1993 to 2014. Mr. Christensen was the Chairman of the Board of West Central from June 2010 to June 2012. Since January 2004, he has served as the President of CHMD Pork, a hog producer. He was Chairman of the Board of Directors of the Iowa Soybean Association from October 2009 to October 2010 and was on the Board of Directors of the Iowa Soybean Association from 2003 through 2014. He was on the executive board of the U.S. Meat Export Federation from January 2017 to January 2018. Mr. Christensen serves on the Soybean Promotion and Research Board and the United Soybean Board. Mr. Christensen holds a B.S. in Agricultural Business from Iowa State University.
Our Board believes that Mr. Christensen’s experience, knowledge, skills and expertise acquired as a director of West Central, as the President of a hog production operation, and his previous substantial board experience and commodity and market knowledge as an independent farmer, add significant value to our Board.
Randolph L. Howard (age 68) has served as a member of our Board since February 2007 and served as our President and Chief Executive Officer from July 2017 through January 2019. Mr. Howard is no longer an employee of the Company. From July 2004 to until his retirement in September 2005, Mr. Howard served as Senior Vice President of the Global Gas Division of Unocal Corporation, an oil company. Prior to that role, Mr. Howard served as Regional Vice President of Unocal’s International Energy Operations - North ASEAN and President with Unocal Thailand from May 1999 to June 2004. Mr. Howard served in various managerial roles at Unocal over 30 years including Vice President, Refining and Vice President, Supply, Trading and Transportation. Mr. Howard participated in the advanced executive program at Northwestern University and holds a B.S. in Chemical Engineering from University of California Berkeley.
Our Board believes that Mr. Howard’s experience, knowledge, skills and expertise acquired as Chief Executive Officer and acquired as an executive officer at Unocal Corporation, including experience and understanding of the oil and petroleum markets and operations, as well as his experience in strategy formation and doing business in international markets, add significant value to our Board.
Debora M. Frodl (age 53) has served as a member of our Board of Directors since March 2018. Ms. Frodl has served as a member of the Board of Directors for XL Hybrids, a private company, since 2018. Ms. Frodl served as the Global Executive Director for Ecomagination at General Electric (GE) from December 2012 through December 2017, where she expanded GE’s clean technology strategy. From 2010 to 2012, Ms. Frodl served as Chief Strategy Officer & Global Alternative Fuels Leader for GE, leading the company to decarbonize its commercial fleet through deployment of alternative fuel vehicles. Prior to this position, Ms. Frodl gained over twenty years of senior executive experience at GE Capital, serving in roles including Senior Vice President and CEO and President. Since 2014, Ms. Frodl has served as an ambassador for the Clean Energy, Education & Empowerment for Women Initiative, a collaboration between U.S. Department of Energy, MIT and Stanford. She also has served as a Director for the Advanced Energy Economy, an organization of businesses working to make energy secure, clean, and affordable since 2014. She also served on the Advisory Board for the National Renewable Energy Lab, Joint Institute of Strategic Energy Analysis and has been a certified Governance Fellow for the National Association of Corporate Directors since 2018. Ms. Frodl completed an executive program, Making Corporate Boards Most Effective, at Harvard Business School and she holds an M.B.A. from the University of St. Thomas and B.S.B.A. from Minnesota State University.
Our Board believes Ms. Frodl’s experience, knowledge, and skills as an executive at GE add significant value to our Board. In particular, Ms. Frodl’s previous leadership of GE’s signature sustainability program benefit the Board in strategy discussions and innovative approaches to strengthening our Company.
Directors Continuing in Office until 2021 (Class I)
Michael M. Scharf (age 71) has served as a member of our Board since January 2012 and previously served as a member of our Board from August 2006 until December 2009. Mr. Scharf served as a director of Patriot Coal Corporation from November 2007 to December 2013 and previously served as a director of Southwest Iowa Renewable Energy, LLC from 2007 to 2009. Mr. Scharf served as Executive Director, Global Financial Services from January 2010 until his retirement in July 2011 and served as Senior Vice President and Chief Financial Officer of Bunge North America, Inc., the North American operating arm of Bunge Limited an agribusiness and food company, from 1989 to 2009. Prior to joining Bunge North America, Mr. Scharf served as Senior Vice President and Chief Financial Officer at Peabody Holding Company, Inc. from 1978 to 1989 and as a Tax Manager at Arthur Andersen & Co. from 1969 to 1978. Mr. Scharf holds a B.S. in Accounting from Wheeling Jesuit University and is a certified public accountant.
Our Board believes that Mr. Scharf’s experience, knowledge, skills and expertise acquired as a Senior Vice President and Chief Financial Officer of Bunge North America, Inc., including his experience with operations, risk management and international operations, as well as his financial and accounting background, add significant value to our Board. Additionally, Mr. Scharf’s service and experience as a member of audit committees and as an independent director for another public company, including active involvement in strategy discussions and other matters, strengthen the functioning of our Board.
James C. Borel (age 63) has served as a member of our Board since March 2018. Mr. Borel has served as a Director of Farmers Edge from May 2016 to present, Director of Neogen Corporation from October 2016 to present and Director of Just, Inc., from October 2017 to present. Mr. Borel retired from his position as Executive Vice President at DuPont in 2016, having served the company since 1978. During his tenure at DuPont, Mr. Borel held various positions in sales management, human resources, agricultural products manufacturing and business leadership. Mr. Borel also brings extensive international business experience with three assignments abroad and responsibilities extending beyond the US for over 25 years. Mr. Borel holds a BS in Agricultural Business from Iowa State University.
Our Board believes Mr. Borel’s experience, knowledge, and skills as a board member of the companies above and as an executive at DuPont add significant value to our Board. Specifically, Mr. Borel’s past responsibilities pertaining to human resources, safety, stewardship and government affairs, in addition to his international experience, will aid the Board in evaluating our existing business and identifying strategic growth opportunities.
Cynthia J. Warner (age 60) has served as a director and our President and Chief Executive Officer since January 2019. Ms. Warner was Executive Vice President, Operations for Andeavor (formerly known as Tesoro Corporation) from August 2016 until Andeavor's acquisition by Marathon Petroleum Corporation in October 2018. Prior to that, Ms. Warner served as Andeavor's Executive Vice President, Strategy and Business Development, since October 2014. From 2012 to August 2014, Ms. Warner was Chairman and Chief Executive Officer of Sapphire Energy, Inc. and she continued to serve as Chairman through February 2015. From 2009 to 2011, Ms. Warner was President of Sapphire Energy. From 2007 to 2009, she was Group Vice President, Global Refining, at BP plc. Ms. Warner has served as independent member of the Board of Directors of IDEX Corporation since February 2013. She is also a member of the National Petroleum Council. Ms. Warner has a Bachelor of engineering degree in Chemical Engineering from Vanderbilt University and an MBA from Illinois Institute of Technology. Ms. Warner’s employment agreement with us provides that she will serve as a director.
Our Board believes that Ms. Warner’s experience, knowledge, skills and expertise as our current President and Chief Executive Officer and her knowledge and business strategies gained over her thirty years of working in various roles provide valuable perspective to our Board and add significant value.
Directors Continuing in Office until 2020 (Class III)
Jeffrey Stroburg (age 68) has served as a member of our Board since June 2006. Mr. Stroburg has served as the Chief Executive Officer of Southern States Cooperative since May 2015. Mr. Stroburg served as the Chief Executive Officer of the Company from June 2006 to September 2011. Mr. Stroburg concurrently served as Chief Executive Officer of West Central Cooperative ("West Central", now known as Landus Cooperative from October 1999 until January 2015. He also held the position of President of West Central from July 2003 until January 2015. Prior to joining West Central, Mr. Stroburg was Vice President and Chief Operating Officer of the Eastern Ag Region of Land O’ Lakes, an agricultural cooperative, from 1998 to 1999. From 1997 to 1998, Mr. Stroburg was President and Chief Executive Officer of Countrymark Cooperative, a refiner and distributor of diesel, gasoline and other petroleum products. From 1987 to 1997, Mr. Stroburg was President and Chief Executive Officer of Hamilton Farm Bureau Cooperative and held positions within the Missouri Farmers Association. From 1997 to 1998, Mr. Stroburg also served as a director for A.C. Toepfer International, a Hamburg, Germany trading company for agricultural products, and as a director for CF Industries, a fertilizer manufacturing company. Mr. Stroburg served on the board of directors for the Associated Benefits Corporation and the Cooperative Business International. Currently, Mr. Stroburg serves on the board of directors of the National Council of Farmer Cooperatives. Mr. Stroburg holds a B.S. from Iowa State University.
Our Board believes that the experience, knowledge, skills and expertise gained by Mr. Stroburg in his previous role as our Chief Executive Officer, including his knowledge of our operations and the effectiveness of our business strategies provide valuable perspective to our Board and add significant value. Additionally, Mr. Stroburg’s experience as the Chief Executive Officer of West Central and prior experience as Chief Executive Officer of Countrymark Cooperative, as well as a number of executive positions with other agriculture and energy companies, are integral to our Board’s assessment of business opportunities and strategic options for our Company. Mr. Stroburg’s service and experience as a director for other companies, including active involvement in strategic planning for these companies, also strengthens the governance and functioning of our Board.
Christopher D. Sorrells (age 50) has served as a member of our Board since November 2008. In September 2016, he was appointed to succeed Michael A. Jackson as Vice Chairman of our Board of Directors and in January 2019 transitioned to Lead Independent Director. He is also a member of the Board of Directors and currently serves as the Chief Operating Officer of GSE Systems, a publicly traded engineering and expert staffing company for the power and process industries (Nasdaq: GVP). From 2005 to 2015, he served as Managing Director at NGP Energy Technology Partners, L.P., a private equity firm investing in companies that provide products and services to the energy, power and environmental industries. From 2003 to 2005, Mr. Sorrells worked at Clarity Partners, a private equity firm, focused on growth and LBO transactions. Mr. Sorrells served as a principal with Banc of America Securities from 1998 to 2002 and as an associate with Salomon Smith Barney from 1996 to 1998. Mr. Sorrells holds an M.B.A. from the College of William and Mary, a Master of Accounting degree from the University of Southern California, and a B.A. from Washington and Lee University.

Our Board believes that Mr. Sorrells’ experience, knowledge, skills and expertise acquired as Chief Operating Officer of GSE Systems and Managing Director of NGP Energy Technology Partners, L.P., including experience and understanding of the operation and governance of public companies and knowledge of debt and equity markets, add significant value to the Board. Mr. Sorrells’ knowledge of energy, power, and renewable energy industries, including nuclear energy, solar energy, organic waste streams and chemical products, acquired from holding ten Board of Directors or Board Observer positions over his career including GSE Systems (since 2012), CaseStack (2005), Westec (2005), groSolar (2007 to 2014), Xunlight (2007 to 2008), Lehigh Technologies (2007 to 2012), Community Energy (2010 to 2014), Living Earth (2011 to 2013) and Waste Resource Management (2014) adds further value to the Board, particularly when it comes to assessing historical trends and strategic options for our Company.
Peter J. M. Harding (age 66) has served as a member of our Board since December 2014. Most recently, he was the Chief Executive Officer and a director of Westway Group, Inc. (“Westway”), a liquid storage and liquid animal feed business, from May 2009 until his retirement in June 2010. Prior to joining Westway, Mr. Harding served in various roles at ED&F Man Holdings Limited, including as member of the board of directors and as Managing Director, molasses and palm oil trading, feed products, third party storage and biofuels division. He also served as Chief Executive Officer of Westway Holdings Corporation from 1997 to 2006. Concurrent with his service as Chief Executive Officer, he served as President of Westway Terminal Company, Inc. from 2001 to 2004. From 1995 to 1997, Mr. Harding was Chief Executive Officer of ED&F Man’s North American Cocoa Processing Group and prior to that was Chief Executive Officer of Savannah Cocoa, Inc. from 1992 to 1995. Mr. Harding served as Vice President of Sales & Marketing of Refined Sugars, Inc. from 1985 to 1989. Additionally, Mr. Harding owned and managed an asset management firm and commodity fund during the late 1980s and early 1990s.
Our Board believes that Mr. Harding’s experience, knowledge, skills and expertise acquired as an executive in different industries relevant to our business, including storage, commodities markets and biofuels, add significant value to our Board. Mr. Harding’s experience as Managing Director of ED&F Man’s molasses and palm oil trading, feed products, third party storage and biofuels division provides him with the background necessary to help the Board identify, evaluate and mitigate the risks associated with the volatile pricing of feedstocks used in our business.
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 15, 2019 about the number of shares of Common Stock beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Renewable Energy Group, Inc., 416 South Bell Avenue, P.O. Box 888, Ames, IA 50010-0888.
We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.
Applicable percentage beneficial ownership data is based on 37,355,193 shares of our Common Stock outstanding as of March 15, 2019.
In computing the number of shares of capital stock beneficially owned by a person and the percentage beneficial ownership of that person, we deemed outstanding shares subject to options, restricted stock units and stock appreciation rights held by that person that are currently exercisable or exercisable within 60 days of March 15, 2019.

 Beneficial Ownership Table

	Number of Shares Beneficially Owned
5% Stockholders	Shares	Percentage
BlackRock, Inc. (1)	5,879,109	15.74%
Vanguard Group (2)	4,084,375	10.93%
Dimensional Fund Advisors LP (3)	3,221,796	8.62%
Geode Diversified Fund (4)	2,214,201	5.93%
State Street Corporation (5)	2,131,928	5.71%

Named Executive Officers and Directors
Brad Albin (6)	180,495	*
Gary Haer (7)	45,550	*
Randolph L. Howard (8)	99,263	*
Chad Stone (9)	196,309	*
James C. Borel (10)	6,934	*
Eric Bowen (11)	94,396	*
Delbert Christensen (12)	77,440	*
Debora M. Frodl (13)	6,934	*
Peter J.M. Harding (14)	100,526	*
Michael Scharf (15)	51,436	*
Christopher D. Sorrells (16)	38,080	*
Jeffrey Stroburg (17)	227,877	*
Cynthia J. Warner	—	*
All executive officers and directors as a group (12 persons)	1,125,240	3.01%

*	Less than 1%

(1)
Based on information set forth in Amendment No. 4 to the Schedule 13G filed with the SEC on January 31, 2019 by BlackRock, Inc., ("Blackrock"). BlackRock may be deemed to beneficially own all of the shares listed in the table and has sole dispositive power with respect to all such shares and sole voting power with respect to 5,763,563 shares of Common Stock outstanding as of December 31, 2018. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)
Based on information set forth in a Schedule 13G filed with the SEC on February 11, 2019 by Vanguard Group - 23-1945930 ("Vanguard"). Vanguard may be deemed to beneficially own all of the shares listed in the table and has sole dispositive power with respect to 4,046,801 shares, shared dispositive power with respect to 37,574 shares, sole voting power with respect to 39,660 shares and shared voting power with respect to 2,000 shares of Common Stock outstanding as of December 31, 2018. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of

The Vanguard Group, Inc. is the beneficial owner of 35,574 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of  6,086 shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(3)
Based on information set forth in Amendment No. 4 to the Schedule 13G filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP. ("Dimensional"). Dimensional may be deemed to beneficially own all of the shares listed in the table and has sole dispositive power with respect to all such shares and sole voting power with respect to 3,086,626 shares of Common Stock outstanding as of December 31, 2018 (subject to the provisions of Note 1 set out in such Amendment No. 4 to the Schedule 13G). The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(4)
Based on information set forth in a Schedule 13G filed with the SEC on February 12, 2019 by Geode Diversified Fund, a segregated account of Geode Capital Master Fund Ltd ("Geode"). Geode may be deemed to beneficially own all of the shares listed in the table and has sole dispositive power and sole voting power with respect to all such shares of Common Stock as of December 31, 2018. The address of Geode is One Post Office Square, 20th Floor, Boston, MA 02109.

(5)
Based on information set forth in a Schedule 13G filed with the SEC on February 13, 2019 by State Street Corporation ("State Street"). State Street may be deemed to beneficially own all of the shares listed in the table and has shared dispositive power with respect to all such shares and shared voting power with respect to 1,965,957 shares of Common Stock outstanding as of December 31, 2018. The address of State Street is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(6)
Consists of (i) 58,937 shares of Common Stock; (ii) 13,308 shares of Common Stock subject to restricted stock units that will vest within 60 days of March 15, 2019, (iii) 8,272 shares of Common Stock subject to restricted stock units that vested before March 15, 2019 and (iv) 99,978 shares of Common Stock assuming all SARs outstanding and vested as of March 15, 2019 are exercised and settled.

(7)
Consists of (i) 25,825 shares of Common Stock; (ii) 12,307 shares of Common Stock subject to restricted stock units that will vest within 60 days of March 15, 2019, and (iii) 7,418 shares of Common Stock subject to restricted stock units that vested before March 15, 2019.

(8)	Consists of 99,263 shares of Common Stock.

(9)
Consists of (i) 77,781 shares of Common Stock; (ii) 13,308 shares of Common Stock subject to restricted stock units that will vest within 60 days of March 15, 2019, (iii) 9,265 shares of Common Stock subject to restricted stock units that vested before March 15, 2019 and (iv) 95,955 shares of Common Stock assuming all SARs outstanding and vested as of March 15, 2019 are exercised and settled.

(10)	Consists of 6,934 shares of Common Stock subject to restricted stock units that will vest within 60 days of March 15, 2019.

(11)
Consists of (i) 30,787 shares of Common Stock; (ii) 11,607 shares of Common Stock subject to restricted stock units that will vest within 60 days of March 15, 2019, (iii) 7,666 shares of Common Stock subject to restricted stock units that vested before March 15, 2019 and (iv) 44,336 shares of Common Stock assuming all SARs outstanding and vested as of March 15, 2019 are exercised and settled.

(12)
Consists of (i) 70,506 shares of Common Stock and (ii) 6,934 shares of Common Stock subject to restricted stock units that will vest within 60 days of March 15, 2019. 12,430 shares of Common Stock are held in the name of Mr. Christensen and his spouse with whom Mr. Christensen shares voting and investment power.

(13)	Consists of 6,934 shares of Common Stock subject to restricted stock units that will vest within 60 days of March 15, 2019.

(14)	Consists of (i) 93,592 shares of Common Stock and (ii) 6,934 shares of Common Stock subject to restricted stock units that will vest within 60 days of March 15, 2019.

(15)	Consists of (i) 44,502 shares of Common Stock and (ii) 6,934 shares of Common Stock subject to restricted stock units that will vest within 60 days of March 15, 2019.

(16)	Consists of (i) 31,146 shares of Common Stock and (ii) 6,934 shares of Common Stock subject to restricted stock units that will vest within 60 days of March 15, 2019.

(17)	Consists of (i) 217,293 shares of Common Stock and (ii) 10,584 shares of Common Stock subject to restricted stock units that will vest within 60 days of March 15, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PROCEDURES FOR APPROVAL OF RELATED PARTY TRANSACTIONS
We have adopted a formal policy that we will not enter into a transaction with any of our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, without the prior consent of our audit committee, or other independent members of our Board in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available to and deemed relevant by our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
We did not conduct any transactions with related persons in 2018 that would require disclosure in this proxy statement or that required approval by the Audit Committee pursuant to the policy described above.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis describes our executive compensation program, the role and involvement of various parties in the analysis and decisions regarding executive compensation, and the material elements of our compensation program as it relates to the five current or former executive officers whose compensation is disclosed in the compensation tables below, who we refer to as the “named executive officers” or “executives.” Our named executive officers for 2018 were:

Name	Executive Officer Position	Period of Office
Randolph L. Howard	Former President and Chief Executive Officer	July 2017 - January 2019
Chad Stone	Chief Financial Officer	August 2009 - present
Brad Albin	Vice President, Manufacturing	February 2008 - present
Gary Haer	Vice President, Sales and Marketing	August 2006 - present
Eric Bowen	Vice President, Corporate Business Development and Legal Affairs	May 2018 - present

Key executive team developments during fiscal 2018 and to the date of this report that are relevant to the 2018 executive compensation discussion are:

•	On May 10, 2018, the Board determined that Mr. Bowen is an executive officer of the Company.

•
On December 6, 2018, the Board appointed Cynthia J. Warner to become President and Chief Executive Officer, effective as of January 14, 2019, replacing Mr. Howard, who retired as President and Chief Executive Officer. Mr. Howard continues to serve as a non-employee Director and has been elected Vice Chairman and is leading the new CEO transition process.

Executive Summary
Our Business and Operating Environment
We are focused on providing cleaner, lower carbon intensity products and services. We principally generate revenue as a leading North American biofuels producer with a nationwide distribution and logistics system. We participate in each aspect of biomass-based diesel production, from acquiring feedstock, managing construction and operating biomass-based diesel production facilities, to marketing, selling and distributing biomass-based diesel and its co-products. To do this, we utilize a nationwide production, distribution and logistics system as part of an integrated value chain model to focus on converting natural fats, oils and greases into advanced biofuels and converting diverse feedstocks into renewable chemicals for our customers.

2018 Company Performance Highlights

Our stock was added to the S&P SmallCap 600 index in May 2018 and total shareholder return was 257% for 2018. Below are our key performance highlights for 2018 as compared to 2017 on a quarterly basis. The following charts depict our outstanding financial results delivered reflecting strong operational performance and favorable margin environment for 2018 when compared to 2017:

Net Income (Loss)
$ in millions
350
300
250
200
150
100
50
0
(50)
(100)
The increase in net income in 2018 compared to 2017 was primarily attributed to the recognition of the 2017 Biodiesel Mixture Excise Tax Credit (the "2017 BTC") and improved margins due to lower feedstock costs.
$(16)
$214
$(35)
$34
$(11)
$25
$(17)
$19
$(79)
$292
1Q '17
1Q '18
2Q '17
2Q '18
3Q '17
3Q' 18
4Q '17
4Q '18
2017
2018

Adjusted EBITDA without BTC
Adjusted EBITDA[1] of $138.9 million on 649 million total gallons of fuel sold during 2018.
$ in millions
160
140
120
100
80
60
40
20
0
(20)
$1
$17
$20
$42
$(2)
$35
$7
$45
$25
$139
1Q '17
1Q '18
2Q '17
2Q '18
3Q '17
3Q' 18
4Q '17
4Q '18
2017
2018

Adjusted EBITDA with BTC
Adjusted EBITDA[1] of $375.9 million assuming the 2018 Biodiesel Mixture Excise Tax Credit is reinstated on the same terms as the 2017 BTC.
$ in millions
400
350
300
250
200
150
100
50
0
$37
$60
$79
$109
$55
$105
$59
$103
$230
$376
1Q '17
1Q '18
2Q '17
2Q '18
3Q '17
3Q' 18
4Q '17
4Q '18
2017
2018

1 Adjusted EBITDA represent earnings before interest, taxes, depreciation and amortization, adjusted for certain additional items. Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of our results as reported under GAAP. See pages 42-44 of our Form 10-K for the year ended December 31, 2018 filed with the SEC on March 7, 2019 for the calculations of Adjusted EBITDA and reconciliation to GAAP net income (loss).
2018 Executive Compensation Highlights
The Compensation Committee approved the following actions during 2018:

•
An annual incentive plan payout of 106.0% of target was approved in February 2019, based on the achievement of 106.0% of Adjusted EBITDA target for 2018 results. In addition, if the 2018 biodiesel mixture excise tax credit (the

"2018 BTC") is reinstated before December 31, 2019, the Compensation Committee has approved an additional annual incentive plan payout of 94% of target related to 2018 performance for a total annual incentive plan payout of 200% of target related to 2018 performance. See pages 42-44 of our Form 10-K for the year ended December 31, 2018 filed with the SEC on March 7, 2019 for the calculation of Adjusted EBITDA and reconciliation to GAAP net income (loss).

•
We enhanced the alignment of pay and performance for the Company’s executive officers (other than Mr. Howard whose appointment as President and CEO was intended to be short-term). In 2018, we awarded at least 55% of each executive officer’s regular annual long-term incentive award opportunity in performance-based restricted stock units tied to the achievement of stock price and return on invested capital hurdles. The performance measurement period was extended to 5 years as opposed to 3 years in the past to drive longer multi-year performance.

•	The 2016, 2017 and 2018 PRSU awards with stock price hurdles vested based on the achievement of such stock price hurdles as certified by the Compensation Committee.
Listening to our Stockholders
The Compensation Committee, the Board and executive leadership are committed to considering the perspectives of our stockholders on all aspects of our business, including executive compensation throughout the year. We receive feedback from our shareholders and other interested parties, including institutional and retail shareholders, proxy advisory firms and industry thought leaders. These interactions and communications take a variety of forms. Our approaches to responding to shareholders included our annual Investor Day, quarterly earnings calls, and presentations at investor conferences, as well as our annual shareholder meeting. They also include information provided in our SEC filings, including the Annual Report and proxy statement, and in press releases and information on our website.

At our 2018 annual meeting of stockholders held on May 9, 2018, we submitted an advisory vote ("say-on-pay") on our 2017 compensation awarded to our named executive officers, which received support of approximately 98% of our stockholders that voted for the proposal. We believe that this outcome signals our stockholders’ support of our compensation approach, specifically our efforts to attract, retain and motivate our named executive officers.

We were pleased with our stockholders’ support of our compensation program, and our management and Board continue to review our executive compensation practices to further align our compensation practices with our evolving pay-for-performance philosophy. We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.
Executive Compensation and Governance
We believe in holding ourselves to a high standard of ethics, transparency, and accountability. Accordingly, we have adopted corporate governance practices and policies to reflect the following best practices.

Compensation Practice	REG’s Policy

Independent Compensation Committee
Our Compensation Committee is composed solely of directors who are independent under the standards of the SEC and the Nasdaq, including the higher standards applicable to Compensation Committee members.

Clawback Policy
During 2018, we continued to improve our “clawback” policy so that it permits us to recover certain equity and cash incentive payments from executive officers whose misconduct or negligence resulted in a significant financial restatement.

Limited Severance Benefits and Perks	We benchmarked and implemented market severance terms (generally, base salary plus bonus, or two times base plus bonus after a change in control or termination for good cause).
Trading Restrictions/Prohibitions
Our insider trading policy prohibits our employees, officers and directors from engaging in short term trading in our stock and from selling stock purchased in the market within the prior six months without prior written approval.

Our insider trading policy also prohibits our employees, officers and directors from purchasing our stock on margin, engaging in "short" sales or buying or selling puts or calls on our stock.
Independent Compensation Consultant	Aon advised our independent Compensation Committee during 2018.
Annual Risk Assessment	We conduct an annual risk assessment of our compensation programs, which is led by our independent compensation consultant.
Stockholder Engagement Efforts	We engage our stockholders in a variety of forms, including our annual Investor Day, quarterly earnings calls, and presentations at investor conferences, as well as our annual shareholder meeting.
No Repricing or Exchange of Underwater Options/SARs	Our stock incentive plan prohibits the repricing or exchange of underwater stock options and stock appreciation rights without stockholder approval.

How We Design Executive Pay
Compensation Philosophy and Objectives
Our executive compensation program is intended to support the execution of our business strategy and link rewards to the achievement of short- and long-term goals. Our Compensation Committee designs our programs to reward pay-for-performance, motivate financial and operating performance that drive returns for stockholders and attract and retain talented and experienced managers.

Our executive compensation program includes base salary, annual incentives paid in the form of cash bonuses and long-term incentives consisting of grants of stock-based performance shares and time-vested restricted stock units. The majority of our executive compensation is variable compensation or at-risk pay. Base salary is the only fixed compensation component.

Executive Compensation Overview
Our compensation program for our executives consists of a number of elements that support our compensation objectives. A brief description of each element is highlighted in the following chart:

Compensation Element	Characteristics	Form	Performance Period	Primary Objective
Base Salary	Fixed amount of compensation	Cash	N/A	• Provide a competitive fixed amount of cash compensation based on individual performance, level of responsibility and experience • Attract and retain talented executives
Annual Incentive Plan (“AIP”)	Variable compensation opportunity contingent on achievement of corporate financial and operations goals measured over the current year	Cash	1 year	• Motivate employees to achieve short-term corporate goals that support stockholder value creation and strategic goals and recognize individual outperformance
Long-Term Incentives ("LTIP")	Represents variable compensation opportunity contingent on stockholder returns, achievement of financial goals and continued employment	Stock	3-5 years

•
Align the interests of our executives to the interests of our stockholders by granting awards conditioned on stock price growth
•
Link pay to performance
•
Drive long-term return in the business, which is aligned with stockholder interests and value creation
•
Attract and retain talented executives
•
Include stock retention requirements for certain awards earned to align with long-term interests of shareholders and leading governance practices

Competitive Market Data

Executive compensation levels and targets are measured against other similarly-sized biofuels, chemical companies and companies of other industries.
Competitive information with respect to pay levels and pay practices generally serves as one of the reference points in establishing our executive compensation and is intended to provide a general understanding of current compensation practices rather than a formula for establishing specific pay levels. In advance of establishing pay levels, the Compensation Committee reviews trends in executive compensation derived from the peer group and general industry companies The Compensation Committee also considers the pay practices of the peer companies, among several factors, in establishing the design of our annual and long-term incentive programs.
In November 2017, the Compensation Committee assessed the reasonableness of the existing comparator group in advance of 2018 pay decisions. In evaluating the existing comparators, and identifying potential new comparators, the Compensation Committee considered the following objective selection criteria recommended by its independent executive compensation consultant: (i) industry, (ii) size, as measured by revenues, market capitalization, and EBITDA, (iii) business operations, with a focus on bio-energy, renewable energy, or bio-chemical businesses, (iv) scope of operations to align with the Company’s international operational scope, and (v) financial and total shareholder return performance. The composition of the 2018 peer group is summarized below. The Compensation Committee believes the updated peer group is appropriate for pay and performance comparisons.

Companies Used to Assess Pay Levels and Pay Practices in 2018
Calumet Specialty Products	Covanta Holding Corp	CVR Energy, Inc..
Darling Ingredients Inc.	Delek US Holdings, Inc.	FutureFuel Corp.
Green Plains Inc.	Mercer International Inc	Methanex Corp.
NewMarket Corp.	Ormat Technologies Inc.	Pacific Ethanol, Inc..
Par Pacific Holdings, Inc.	Quaker Chemical Corp.	REX American Resources Corp.
The Andersons, Inc.
Role of the Compensation Committee and Management
The Compensation Committee has overall responsibility for advising and making recommendations to the independent members of our Board regarding the compensation of our named executive officers. Members of the Compensation Committee are appointed by our Board. The Compensation Committee makes its compensation recommendations based on the judgment of its members based on their tenure and experience and after receiving input from our Chief Executive Officer and other members of management. The independent members of our Board, taking into account the recommendations of the Compensation Committee, have the ultimate responsibility for evaluating and determining the compensation of our named executive officers, including the compensation of our Chief Executive Officer.

Our Chief Executive Officer makes compensation recommendations to the Compensation Committee for all executive officers other than himself and provides input from time to time on the design of compensation plan components and other compensation-related issues as they arise. Management provides analyses regarding competitive practices and pay ranges, compensation and benefit plans, policies and procedures related to equity awards, perquisites and general compensation and benefits philosophy. Senior human resources and finance executives attend non-executive sessions of Compensation Committee meetings to provide perspective and expertise relevant to the meeting agendas.
Role of the Independent Compensation Consultant
To assist the Compensation Committee in carrying out its duties and responsibilities, the Compensation Committee engages the services of an outside independent executive compensation consultant. As in prior years, during 2018, the Compensation Committee engaged Aon as its independent executive compensation consultant. Aon provides the Compensation Committee with competitive market compensation data for senior executives, information on current issues and trends on executive compensation program design and governance, assists with proxy disclosure requirements, and provides ongoing advice to the Compensation Committee on regulatory and other technical developments that may affect our executive compensation programs.

In its capacity as the executive compensation consultant to the Compensation Committee, Aon reports directly to the Compensation Committee and the Compensation Committee retains sole authority to retain and terminate the consulting relationship. In carrying out its responsibilities, the executive compensation consultant will typically collaborate with management to obtain data, provide background on program design and operation, and clarify pertinent information, but will undertake no projects for management except at the request of the chair of the Compensation Committee. The Compensation Committee assessed the independence of Aon during 2018 and believes that there are no conflicts of interest In reaching this conclusion, the Compensation Committee considered applicable SEC rules and regulations and the corresponding Nasdaq independence factors regarding compensation advisor independence.
Elements of the Executive Compensation Program in 2018
Compensation Mix
The Compensation Committee established the mix of base salary and incentive compensation by referencing market practices for total direct compensation and for each element, subject to adjustments in the Compensation Committee’s discretion based on Company-wide and individual performance factors, the amount of time each individual had served as an officer of the Company, the percentage of equity awards each individual held, and contractual arrangements. In developing the total direct compensation package for an NEO, the Compensation Committee also considered the internal relationship of pay across all executive positions. To tie compensation to performance, the Compensation Committee structured annual non-equity incentive compensation and the performance-based element of long-term incentive compensation in a manner that provided the opportunity to earn above market compensation for results above target, and below market compensation when the target is not achieved.

1 Reflective of our pay for performance philosophy, the majority of total direct compensation for our NEOs is usually incentive based. However, for 2018 and due to the transitional nature of his CEO assignment, our CEO did not participate in the AIP nor did he receive a long-term equity grant.

Base Salary
We pay our named executive officers a base salary based on the experience, skills, knowledge and responsibilities required of each officer. We believe base salaries are an important element in our overall compensation program because base salaries provide a fixed element of compensation that reflects job responsibilities and value to the Company.

Base salary is essential to allow us to compete in the employment marketplace for talent and is an important component of total compensation for our named executive officers. It is vital to our goal of recruiting and retaining executive officers with proven abilities.

In establishing base salaries effective for 2018, the Compensation Committee considered a number of factors, including, but not limited to, the executive’s performance, the Company’s performance, the competitive market for compensation, internal equity, scope of responsibilities, and organizational criticality. Based on the foregoing factors, we determined that the following salary adjustments were appropriate:

Executive	Annualized 2018 Base Salary	Annualized 2017 Base Salary	Year-Over-Year Increase
Mr. Howard(1)	$600,000	$600,000	—%
Mr. Stone(2)	$370,000	$350,350	6%
Mr. Albin(2)	$370,000	$350,350	6%
Mr. Haer(2)	$330,000	$308,227	7%
Mr. Bowen (2)	$310,000	N/A	N/A

(1)	Effective as of July 3, 2017, pursuant to an employment agreement with us. The amount represents Mr. Howard's annualized base salary.
(2)2018 base salary increase effective on February 28, 2018.
Annual Incentive Plan
Our annual cash incentive plan ("AIP") promotes our pay-for-performance philosophy by providing all employees with direct financial incentives in the form of annual cash awards for achieving Company performance goals. In late 2017 and early 2018, the Compensation Committee evaluated the design of the 2018 cash incentive plan to assess if it continued to align pay with Company performance and stockholders’ interests. Based on the Compensation Committee’s assessment, the Compensation Committee continued to believe that there was a strong link between pay and performance through the continued use of Adjusted EBITDA as the sole performance metric in the AIP. Similar to past years, the performance curve with respect to Adjusted EBITDA was differentiated for executives compared to all other participants. As summarized below, the threshold level of Adjusted EBITDA performance was set at a higher level for executives than all other participants. The Compensation Committee viewed the continued use of this plan design feature as one that holds management accountable for a higher level of financial performance than other employees because management is positioned to have greater influence on overall Company performance and increased line of sight.
In February 2018, the Compensation Committee and independent members of our Board approved our 2018 annual incentive plan pursuant to which bonus amounts could be paid for performance in 2018. Mr. Howard was appointed President and Chief Executive Officer in July 2017 and he did not participate in the AIP in 2017 or 2018. Plan details are described below:

Performance and Payout Curves for Executives
Adjusted EBITDA [1]	$60M (threshold)	$80M	$120M (target)	$200M	$250M	$300M	$350M (maximum)
Payout %	25.0%	62.5%	100.0%	125.0%	150.0%	175.0%	200.0%

Performance and Payout Curves for All Non-Executives
Adjusted EBITDA [1]	$40.0M (threshold)	$60M	$80M	$120M (target)	$200M	$250M	$300M	$350M (maximum)
Payout %	25%	50%	75%	100%	125%	150%	175%	200%

Our 2018 actual performance against the Adjusted EBITDA metric under the 2018 annual incentive plan is illustrated in the following table along with the annual cash incentive earned for our NEO's:

Performance Measure	Actual Performance (millions)	Actual Performance as % of Target Goal	Weighting	Payout as % of Target
Adjusted EBITDA [1]	$138.9	106.0%	100%	106.0%
1 See pages 42-44 of our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 7, 2019 for the calculation of Adjusted EBITDA and reconciliation to GAAP net income (loss).

In addition, if the 2018 BTC is reinstated before December 31, 2019, the Compensation Committee has approved an additional annual incentive plan payout of 94% of target related to 2018 performance to those executive officers employed on the date of payment for a total annual incentive plan payout of 200% of target related to 2018 performance.
With respect to the achievement of the balanced scorecard metrics, performance was determined to be at target and as a result, the Compensation Committee did not make any adjustments to the awards earned based on Adjusted EBITDA performance. The table below summarizes actual and potential additional AIP payouts upon reinstatement of the 2018 BTC, based on performance, for each executive officer.

Executive	Target AIP (as a Percentage of Salary)	Target AIP ($)	Actual AIP ($)	Additional AIP upon reinstatement of 2018 BTC ($)
Mr. Howard [1]	—%	$—	$—	$—
Mr. Stone	50%	$185,000	$194,017	$172,053
Mr. Albin	50%	$185,000	$194,017	$172,053
Mr. Haer	50%	$165,000	$171,592	$154,053
Mr. Bowen	50%	$155,000	$160,483	$146,655
1 The employment agreement entered with Mr. Howard on August 15, 2017 does not contain any AIP opportunities.

Long-Term Equity Compensation
We grant equity-based compensation to our named executive officers through our Amended and Restated 2009 Stock Incentive Plan. We believe this element of our compensation program allows executive officers the opportunity to develop a significant ownership stake in the Company and aligns their interests with the long-term interests of our stockholders. The inclusion of performance-based restricted stock units as a long-term equity vehicle for all named executive officers represents a change effective since 2016 that was designed to enhance the program’s alignment with stockholder interests, drive stockholder value creation, link pay directly to performance and provide a greater percentage of equity compensation in at-risk vehicles. The long-term equity compensation arrangements applicable to our CEO and other named executive officers for 2018 are described below.

•
Performance-based restricted stock units (PRSUs). In 2018, we continued to grant named executive officers restricted stock awards, the vesting of which is conditioned on the achievement of certain Company performance goals. The Compensation Committee considers a wide-range of goals, with the primary objective being to drive stockholder value creation over a multi-year period of time. For awards granted in 2018 to our named executive officers other than Mr. Howard, 50% of the awards vest based on the attainment of a stock price hurdle that represented a significant premium to the grant date share price and the other 50% vest based on the achievement of a return on invested capital ("ROIC") hurdle. The design of the PRSUs is intended to reward the named executive officers only in the event that they create shareholder value and/or achieve a pre-established level of return in the business, which is a leading indicator of shareholder value creation. We believe the design of the PRSUs aligns the interests of the named executive officers with stockholders’ interests. Additional details with respect to each PRSU award is provided below:

▪
The stock price hurdle, which was established at $16.50 per share, is assessed over a five-year period and represents a significant increase over the grant date stock price of $11.10 per share. If the stock price hurdle is achieved during the three-year period beginning on the grant date, 50% of the net after-tax shares earned must be retained for a period of 36 months following the date of grant of the award with the remaining shares will be settled free and clear of any retention requirements. If the stock price hurdle is achieved in the fourth or fifth year following the grant date, the shares will be immediately settled. Finally, if the stock price hurdle is not achieved, the shares will be forfeited. Stock price will be measured using the volume-weighted average stock price over a period of 20 consecutive trading days during the five-year performance period in order to ensure sustained stock price performance.

▪
The PRSU award portion subject to the ROIC hurdle vest based on the achievement of ROIC performance of 12% or greater, measured based on the average of our annual ROIC over any of the following periods: (i) the three year-period beginning on January 1, 2018 and ending December 31, 2020 (i.e., the simple average of ROIC in each of fiscal 2018, 2019, and 2020); (ii) the four year-period beginning on January 1, 2018 and ending December 31, 2021 (i.e., the simple average of ROIC in each of fiscal 2018, 2019, 2020 and 2021); and (iii) the five year-period beginning on January 1, 2018 and ending December 31, 2022 (i.e., the simple average of ROIC in each of fiscal 2018, 2019, 2020, 2021 and 2022). The PRSU awards will be vested and settled in shares of Common Stock when the performance goal has been achieved, subject to review and approval by our Compensation Committee. ROIC is calculated using our Adjusted EBITDA divided by Invested Capital for and as of the applicable calendar year and is calculated using the asset based approach. Adjusted EBITDA shall be determined on a basis consistent with the calculation of the Company’s Adjusted EBITDA as set forth in its Forms 10-K previously filed with the SEC, reduced by depreciation and amortization expense and taxes calculated based on the Company’s effective tax rate. Invested Capital is the Company’s year-end current assets, less cash and marketable securities, less current liabilities, plus short-term interest bearing debt, plus net property, plant and equipment, plus goodwill, intangibles and other long term assets.

▪
For Mr. Howard, half of the total PRSU awards of 50,000 shares, granted in 2017, are conditioned on the achievement of the Adjusted EBITDA targets for each of 2017 and 2018, respectively. On March 7, 2018, half of Mr. Howard's total PRSU awards vested as the 2017 Adjusted EBITDA target was met. On February 12, 2019, the remaining half of Mr. Howard's total PRSU awards vested as the 2018 Adjusted EBITDA target was achieved. Mr. Howard did not receive any equity awards in 2018.

•
Restricted stock units (RSUs). Given the volatile nature of our business, we believe it is important for retention purposes to have a portion of long-term incentives that is stable while still linked to changes in stockholder value. RSUs granted in 2018 cliff vest on the third anniversary of the date of grant assuming continued employment. A three-year cliff vest is generally aligned with our prior grant practices, except for the 2015 and prior grants that vest on the fourth anniversary of the date of grants. RSUs represented 45% of the long term equity granted to our named executive officers other than Mr. Howard.

We issue equity grants in accordance with our long-term incentive plan. The Compensation Committee, with input from its outside executive compensation consultant and management, developed grant guidelines to govern key terms such as timing, target award levels, participation and equity forms. These grant guidelines are expected to provide us with a starting point to integrate financial and non-financial performance factors and strengthen our ability to attract and retain employees by communicating a clearer picture of the total compensation package through a long-term incentive plan.
In February 2018, we granted the named executive officers long-term equity compensation opportunities as follows:

•	Named executive officers other than Mr. Howard: Long-term equity compensation opportunity, provided 55% in PRSUs and 45% in time-based RSUs.
Based upon the Company's stock price at the time of this grant, this equated to the following awards in February 2018:

Named Executive Officers	Time-Based Restricted Stock Units	Performance-Based Restricted Stock Units
Mr. Stone	10,047	14,879
Mr. Albin	10,047	14,879
Mr. Haer	8,961	13,270
Mr. Bowen	8,418	12,466

These PRSUs and RSUs vest in accordance with our plan’s performance and vesting provisions discussed above. In June 2018, the 2016, 2017 and 2018 PRSU awards vested as we met the stock price hurdles for these awards. Refer to the "OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE" section for further details. Mr Howard's remaining 25,000 PRSUs vested based on achievement of the Adjusted EBITDA target for 2018 in February 2019.

In December 2018, in recognition of their leadership during the CEO search process and to provide appropriate incentives for them to make the transition to the new CEO a success, the Compensation Committee approved supplemental and competitive retention grants of RSUs as set forth below, which are equal to one year of base salary and are subject to the named executive officer's continued service through the three-year cliff vesting date.

Named Executive Officers	Time-Based Restricted Stock Units
Mr. Stone	14,907
Mr. Albin	14,907
Mr. Bowen	12,490
Other Benefits
Our named executive officers are eligible for the following benefits on a similar basis as other eligible employees:
•health, dental and vision insurance;
•vacation, personal holidays and sick days;
•life insurance and supplemental life insurance;
•short-term and long-term disability; and
•a 401(k) plan with matching contributions.
Tax considerations

In past years, we have generally designed our incentive compensation plans in order to maintain federal tax deductibility for executive compensation under Section 162(m) of the Internal Revenue Code, and the Compensation Committee considered the potential Section 162(m) impact when approving the compensation paid to our NEOs. Prior to the 2017 Tax Cuts and Jobs Act, Section 162(m) generally disallowed a tax deduction for compensation over $1.0 million paid to certain executive officers unless it qualified as performance-based compensation. The Tax Cuts and Jobs Act effectively repealed the exemption for performance-based compensation with respect to tax years beginning after December 31, 2017 other than arrangements in place on November 2, 2017 that are not later modified in any material respect. As such, with respect to 2018 and going forward, we are not be able to deduct compensation awarded to certain of our executive officers above $1.0 million. While we intend for our PRSUs granted prior to November 2, 2017 to qualify for deductibility under Section 162(m), we cannot guarantee that any compensation intended to be deductible under Section 162(m) will qualify as such. In addition, the Compensation Committee will approve compensation that may not be deductible under Section 162(m) where it believes it is in our and our stockholders’ best interests to do so.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee Members:

Christopher D. Sorrells, Chair
Delbert Christensen
James C. Borel

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The following table summarizes certain compensation paid to our named executive officers during the year ended December 31, 2018, 2017 and 2016:

Name and Position(s)	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Randolph L. Howard - Former President and Chief Executive Officer	2018	$600,000	$—	$—	$—	$48,187	(4)	$648,187
	2017	$276,923	$458,500	$—	$—	$17,719		$753,142

Chad Stone - Chief Financial Officer	2018	$370,000	$624,724	$—	$194,017	$16,577	(5)	$1,205,318
	2017	$345,183	$205,970	$—	$344,500	$26,742		$922,395
	2016	$320,192	$152,489	$48,749	$202,854	$22,947		$747,231

Brad Albin - Vice President, Manufacturing	2018	$370,000	$624,724	$—	$194,017	$16,887	(6)	$1,205,628
	2017	$345,183	$205,970	$—	$344,500	$25,439		$921,092
	2016	$320,192	$152,489	$48,749	$202,854	$13,448		$737,732

Gary Haer - Vice President, Sales and Marketing	2018	$330,000	$227,191	$—	$171,592	$7,815	(7)	$736,598
	2017	$305,235	$181,219	$—	$304,840	$6,181		$797,475
	2016	$291,906	$137,739	$44,034	$181,038	$13,961		$668,678

Eric Bowen - Vice President, Corporate Business Development and Legal Affairs	2018	$310,000	$523,427	$—	$160,483	$13,087	(8)	$1,006,997

(1)
Represents the grant date fair value of restricted stock unit awards and stock appreciation rights granted to each named executive officer, computed in accordance with FASB ASC Topic 718 rather than amounts paid to or realized by the named individual. For a summary of the assumptions used in the valuation of awards made in 2016, 2017 and 2018, please see Note 14 to our audited consolidated financial statements. There can be no assurance that the value upon vesting or exercise will approximate the compensation expense we recognized.

(2)
Represents cash bonuses earned under our annual incentive plan. If the 2018 BTC is reinstated before December 31, 2019 and the executive remains employed on the date of payment, Messrs. Stone, Albin, Haer and Bowen will be entitled to an additional annual incentive plan payout related to 2018 performance of $172,053, $172,053, $154,053 and $146,655 respectively.

(3)	All other compensation includes: (i) matching contributions under our 401(k) plan, (ii) health care benefit allowance, and (iii) employer provided transportation vehicles.

(4)	Represents $8,250 of matching contributions under our 401(k) plan and $39,937 of an auto and other transportation allowance.

(5)	Represents $8,250 of matching contributions under our 401(k) plan, $6,817 of health care benefit allowance and $1,510 of an auto allowance.

(6)	Represents $8,250 of matching contributions under our 401(k) plan, $6,817 of health care benefit allowance and $1,821 of an auto allowance.

(7)	Represents $3,677 of matching contributions under our 401(k) plan and $4,138 of health care benefit allowance.

(8)	Represents $7,865 of matching contributions under our 401(k) plan, $3,829 of health care benefit allowance and $1,392 of an auto allowance.
CEO Pay Ratio

Under SEC rules, we are required to provide information about the relationship of the annual total compensation of our employees (other than our CEO) and the annual total compensation of our CEO. We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. We monitor the relationship between the compensation of our executive officers and the compensation of our non-managerial employees. For 2018, the total annualized compensation of Randolph L. Howard, our former President and Chief Executive Officer of $648,187, as shown in the Summary Compensation Table above, (the “CEO Compensation”), was approximately 7.0 times the total compensation of a median employee calculated in the same manner of $93,181.
We identified the median employee using the annual base salary and bonus, as of December 31, 2018, plus any long term incentive stock awards granted in 2018 for all individuals, excluding our chief executive officer, who were employed by us on December 31, 2018, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis). After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation.
The pay ratio disclosed above was calculated in accordance with SEC rules based upon the Company’s reasonable judgment and assumptions using the methodology described above. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by the Company in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to the Company’s estimated pay ratio as disclosed above.

GRANTS OF PLAN BASED AWARDS TABLE
The following table provides information regarding plan-based awards granted during the year ended December 31, 2018 to the named executive officers.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards[1]			All other stock awards: Number of shares of stock or units 1, [2] (#)	Grant date fair value of stock and option awards[3] ($)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Chad Stone	2/28/2018	$46,250	$185,000	$370,000	5,024	10,047	10,047		$111,522
Chief Financial Officer	2/28/2018							14,879	$143,210
	12/14/2018							14,907	$370,000

Brad Albin	2/28/2018	$46,250	$185,000	$370,000	5,024	10,047	10,047		$111,522
Vice President, Manufacturing	2/28/2018							14,879	$143,210
	12/14/2018							14,907	$370,000

Gary Haer	2/28/2018	$41,520	$165,000	$330,000	4,481	8,961	8,961		$99,467
Vice President, Sales and Marketing	2/28/2018							13,270	127,724

Eric Bowen	2/28/2018	$38,750	$155,000	$310,000	4,209	8,418	8,418		$93,440
Vice President, Corporate Business Development and Legal Affairs	2/28/2018							12,466	$119,985
	12/14/2018							12,490	$310,000

(1)	Represented time-based restricted stock units granted under our 2009 Stock Incentive Plan that vest according to the vesting provisions.

(2)	Represented performance-based restricted stock units granted under our 2009 Stock Incentive Plan that vest according to the vesting provisions.

(3)
Represents the grant date fair value of performance-based and time-based restricted stock unit awards, respectively, granted to each named executive officer, computed in accordance with FASB ASC Topic 718 rather than amounts paid to or realized by the named individual. For a summary of the assumptions used in the valuation of awards made in 2018, please see Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. There can be no assurance that the value upon vesting or exercise will approximate the compensation expense we recognized.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2018.

Name	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Share, Units or Other Rights that Have Not Vested(1) ($)
Randolph L. Howard	—	—		$—	—	—		$—	25,000	(2)	$642,500
Former President and Chief Executive Officer	—	—		$—	—	—		$—	—		$—

Chad Stone	96,000	—	(3)	$9.26	4/20/2022	—		$—	—		—
Chief Financial Officer	23,519	—	(4)	$13.25	5/17/2023	—		$—	—		—
	23,016	—	(5)	$11.83	3/24/2024	—		$—	—		—
	26,444	8,815	(6)	$9.52	3/24/2025	3,623	(8)	$93,111	—		—
	6,570	6,570	(7)	$9.06	3/28/2026	9,685	(9)	$248,905	—		$—
	—	—		$—	N/A	7,722	(10)	$198,455	5,804	(13)	$149,163
	—	—		$—	N/A	10,047	(11)	$258,208	7,440	(14)	191,208
	—	—		$—	N/A	14,097	(12)	$383,110	—		—

Brad Albin	96,000	—	(3)	$8.97	4/24/2022	—		$—	—		—
Vice President, Manufacturing	23,519	—	(4)	$13.25	5/17/2023	—		$—	—		—
	23,016	—	(5)	$11.83	3/24/2024	—		$—	—		—
	26,444	8,815	(6)	$9.52	3/24/2025	3,623	(8)	$93,111	—		—
	6,570	6,570	(7)	$9.06	3/28/2026	9,685	(9)	$248,905	—		$—
	—	—		$—	N/A	7,722	(10)	$198,455	5,804	(13)	$149,163
	—	—		$—	N/A	10,047	(11)	$258,208	7,440	(14)	$191,208
	—	—		$—	N/A	14,907	(12)	$383,110	—		$—

Gary Haer	—	—		$9.26	4/20/2022	—		$—	—		—
Vice President, Sales and Marketing	—	—		$13.25	5/17/2023	—		$—
	—	—	(5)	$11.83	3/24/2024	—		$—	—		—
	—	8,659	(6)	$9.52	3/24/2025	3,559	(8)	$91,466	—		—
	—	5,935	(7)	$9.06	3/28/2026	8,747	(9)	$224,824	—		$—
	—	—		$—	N/A	6,794	(10)	$174,606	5,107	(13)	$131,250
	—	—		$—	N/A	10,047	(11)	$258,208	6,635	(14)	$170,520

Eric Bowen	19,200	—	(3)	$9.26	4/20/2022	—		$—
Vice President, Corporate Business Development and Legal Affairs	10,000	—	(3)	$8.97	4/24/2022	—		$—
	19,779	—	(5)	$11.83	3/24/2024	—		$—
	22,732	7,577	(6)	$9.52	3/24/2025	3,114	(8)	$80,030
	5,762	5,762	(7)	$9.06	3/28/2026	8,493	(9)	$218,270
	—	—		$—		6,517	(10)	$167,487	4,899	(13)	$125,904
	—	—		$—		8,148	(11)	$209,404	6,233	(14)	$160,188
	—	—		$—		12,409	(12)	$318,911

(1)	The market value is based on $25.70 per share market price of our Common Stock on December 31, 2018.

(2)	Represents award of performance restricted stock units that vested in February 2019 upon attainment of the 2018 Adjusted EBITDA target.

(3)	Represents award of stock appreciation rights, which vested as to 25% on April 20 and 24 of each of 2013, 2014, 2015 and 2016, respectively.

(4)	Represents award of stock appreciation rights, which vest as to 25% on May 17 of each of 2014, 2015, 2016 and 2017.

(5)	Represents award of stock appreciation rights, which vest as to 25% on March 24 of each of 2015, 2016, 2017 and 2018.

(6)	Represents award of stock appreciation rights, which vest as to 25% on March 24 of each of 2016, 2017, 2018 and 2019.

(7)	Represents award of stock appreciation rights, which vest as to 25% on March 28 of each of 2017, 2018, 2019 and 2020.

(8)	Represents award of restricted stock units that will vest on March 24, 2019, assuming continued employment.

(9)	Represent award of restricted stock units that will vest on March 28, 2019, assuming continued employment.

(10)	Represent award of restricted stock units that will vest on May 11, 2020, assuming continued employment.

(11)	Represent award of restricted stock units that will vest on February 28, 2021, assuming continued employment.

(12)	Represent award of restricted stock units that will vest on December 14, 2021, assuming continued employment.

(13)
Represents PRSUs granted in May 2017. 50% of the PRSUs vested in June 2018, of which half of the net settlement shares are subject to non-transfer restrictions for 3 years after the grant date. The remaining 50% of these PRSUs are subject to a return on invested capital hurdle, which will be measured over three-, four- and five year periods.  Any PRSUs that have not vested on or prior to the twentieth trading day following the fifth anniversary of the grant date are forfeited.

(14)
Represents PRSUs granted in February 2018. 50% of the PRSUs vested in June 2018, of which half of the net settlement shares are subject to non-transfer restrictions for 3 years after the grant date. The remaining 50% of these PRSUs are subject to a return on invested capital hurdle, which will be measured over three-, four- and five year periods.  Any PRSUs that have not vested on or prior to the twentieth trading day following the fifth anniversary of the grant date are forfeited.

STOCK VESTED IN 2018

	Option awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Randolph L. Howard - Former President and Chief Executive Officer	—	—	31,939	$364,927
Chad Stone - Chief Financial Officer	—	—	6,280	$337,425
Brad Albin - Vice President, Manufacturing	—	—	4,927	$337,425
Gary Haer - Vice President, Sales and Marketing	32,380	$689,903	4,883	$303,805
Eric Bowen -Vice President, Corporate Business Development and Legal Affairs	16,775	$290,028	4,932	$287,181

(1)	Value was calculated using per share closing prices of our Common Stock on the applicable vesting dates for RSUs and PRSUs.
EMPLOYMENT AGREEMENTS
Chief Financial Officer and Vice President, Manufacturing
On September 29, 2017, we entered into new employment agreements with Chad Stone and Brad Albin, respectively, effective August 15, 2017 (the “Employment Agreements”). Each Employment Agreement has an initial term ending August 15, 2020, with automatic one-year extensions thereafter unless notice of non-extension is delivered by either party no later than 90 days prior to the expiration of the then-applicable period. Under the Employment Agreements, Messrs. Stone and Albin each received an initial annualized base salary of $350,350. Each of Messrs. Stone and Albin is also entitled to participate in an annual incentive program with a cash incentive bonus payment of 50% of their base salary. Messrs. Stone and Albin are also eligible to participate in the Company’s long-term incentive program. See "Compensation Discussion and Analysis - Long-Term Equity Compensation" for a discussion of their equity awards and performance metrics for 2017.

Messrs. Stone and Albin are entitled to certain payments upon termination:
Termination For Cause or Resignation Without Good Reason; Other Than For Death or Disability. If, during the term of the Employment Agreement, the Company terminates Mr. Stone or Mr. Albin’s employment for cause (as defined in the Employment Agreement) or Mr. Stone or Mr. Albin resigns without good reason (as defined in the Employment Agreement) and in either case the termination of Mr. Stone or Mr. Albin’s employment is not because of their death or disability, Mr. Stone or Mr. Albin will forfeit all rights to any annual bonus for the fiscal year in which the termination of employment occurs, and will be entitled only to a payment equal to any accrued, but unpaid, base salary, bonuses accrued with respect to a prior fiscal year, vacation pay and benefits.
Termination due to Death or Disability. If Messrs. Stone and Albin’s employments are terminated due to death or disability, they will be paid their base salary and other benefits earned and accrued prior to the date of termination and a lump sum cash payment equal to their annual bonus for the calendar year in which they terminate employment, prorated based on the portion of the calendar year in which they were employed by the Company. The annual bonus will be calculated based on actual performance for the entire calendar year (but will not be less than a prorated portion of the executive's target annual for such year), and will be paid at the same time as annual bonuses are paid to our other senior executives.
Termination Without Cause or Resignation With Good Reason. If either Mr. Stone or Mr. Albin is terminated by the Company without cause (as defined in the Employment Agreement) or resigns for good reason (as defined in the Employment Agreement), he will receive (i) his accrued but unpaid base salary and paid time off benefits as of the termination of employment, (ii) a cash payment equal to 100% of his annual salary, payable in equal installments over a 12-month period in accordance with the Company’s usual and customary payroll practices, (iii) a cash payment equal to his annual bonus for the calendar year in which his employment terminates, prorated for the portion of the year in which he was employed by the Company and calculated based on actual performance for the calendar year (but the payment will not be less than a prorated portion of his target annual bonus for such year), payable in equal installments over a 12-month period in accordance with the Company’s usual and customary payroll practices, and (iv) for a period of up to one year after termination, health coverage under the Company’s health plans and programs that are applicable to senior executives of the Company generally, at such costs to Mr. Stone or Mr. Albin as would have applied if his employment with the Company had continued (such health coverage will terminate prior to one year after termination if Mr. Stone or Mr. Albin becomes entitled to receive coverage of the same type from another employer or recipient of his services, regardless of whether he waives such benefits). All such payments and benefits, other than the payment of accrued but unpaid base salary and paid time off benefits, are subject to Mr. Stone or Mr. Albin, as applicable, signing a release of claims against the Company and such release becoming irrevocable.
Termination Without Cause or Resignation for Good Reason Following a Change in Control. If either Mr. Stone or Mr. Albin is terminated by the Company without cause (as defined in the Employment Agreement) or resigns for good reason (as defined in the Employment Agreement) within two years following the consummation of a change in control (as defined in the Employment Agreement), he will receive (i) his accrued but unpaid base salary and paid time off benefits as of the termination of employment, (ii) a lump sum cash payment equal to 200% of his annual salary, (iii) a lump sum cash payment equal to his annual bonus for the calendar year in which his employment terminates, prorated for the portion of the year in which he was employed by the Company and calculated based on actual performance for the calendar year (but the payment will not be less than a prorated portion of his target annual bonus for such year), (iv) vesting of any stock options, stock appreciation rights, restricted stock units or other equity awards in accordance with the terms of our Amended and Restated 2009 Stock Incentive Plan, and the Company will determine if a “hurdle” set under performance-based equity awards constitutes a “target” for this purpose, and (v) for a period of up to one year after termination, health coverage under the Company’s health plans and programs that are applicable to senior executives of the Company generally, at such costs to Mr. Stone or Mr. Albin as would have applied if his employment with the Company had continued (such health coverage will terminate prior to one year after termination if Mr. Stone or Mr. Albin becomes entitled to receive coverage of the same type from another employer or recipient of his services, regardless of whether he waives such coverage). All such payments and benefits, other than the payment of accrued but unpaid base salary and paid time off benefits, are subject to Mr. Stone or Mr. Albin, as applicable, signing a release of claims against the Company and such release becoming irrevocable.
Vice President, Sales and Market and Vice President, Corporate Business Development and Legal Affairs
On June 11, 2018, we entered into new employment agreements with Gary Haer and Eric Bowen, respectively, effective May 21, 2018 (the “Employment Agreements”). Each Employment Agreement has an initial term ending May 21, 2021, with automatic one-year extensions thereafter unless notice of non-extension is delivered by either party no later than 90 days prior to the expiration of the then-applicable period. Under the Employment Agreements, Messrs. Haer and Bowen will each receive an annualized base salary of $330,000 and $310,000 respectively. Each of Messrs. Haer and Bowen is also entitled to participate in an annual incentive program with a cash incentive bonus payment of 50% of their base salary. Messrs. Haer and Bowen are also eligible to participate in the Company’s long-term incentive program. See "Compensation Discussion and Analysis - Long-Term Equity Compensation" for a discussion of their equity awards and performance metrics for 2018.

Messrs. Haer and Bowen are entitled to certain payments upon termination:
Termination For Cause or Resignation Without Good Reason; Other Than For Death or Disability. If, during the term of the Employment Agreement, the Company terminates Mr. Haer or Mr. Bowen’s employment for cause (as defined in the Employment Agreement) or Mr. Haer or Mr. Bowen resigns without good reason (as defined in the Employment Agreement) and in either case the termination of Mr. Haer or Mr. Bowen’s employment is not because of their death or disability, Mr. Haer or Mr. Bowen will forfeit all rights to any annual bonus for the fiscal year in which the termination of employment occurs, and will be entitled only to a payment equal to any accrued, but unpaid, base salary, bonuses accrued with respect to a prior fiscal year, vacation pay and benefits.
Termination due to Death or Disability. If Messrs. Haer or Bowen’s employments are terminated due to death or disability, they will be paid their base salary and other benefits earned and accrued prior to the date of termination and a lump sum cash payment equal to their annual bonus for the calendar year in which they terminate employment, prorated based on the portion of the calendar year in which they were employed by the Company. The annual bonus will be calculated based on actual performance for the entire calendar year (but will not be less than a prorated portion of the executive's target annual for such year), and will be paid at the same time as annual bonuses are paid to our other senior executives.
Termination Without Cause or Resignation With Good Reason. If either Mr. Haer or Mr. Bowen is terminated by the Company without cause (as defined in the Employment Agreement) or resigns for good reason (as defined in the Employment Agreement), he will receive (i) his accrued but unpaid base salary and paid time off benefits as of the termination of employment, (ii) a cash payment equal to 100% of his annual salary, payable in equal installments over a 12-month period in accordance with the Company’s usual and customary payroll practices, (iii) a cash payment equal to his annual bonus for the calendar year in which his employment terminates, prorated for the portion of the year in which he was employed by the Company and calculated based on actual performance for the calendar year (but the payment will not be less than a prorated portion of his target annual bonus for such year), payable in equal installments over a 12-month period in accordance with the Company’s usual and customary payroll practices, and (iv) for a period of up to one year after termination, health coverage under the Company’s health plans and programs that are applicable to senior executives of the Company generally, at such costs to Mr. Haer or Mr. Bowen as would have applied if his employment with the Company had continued (such health coverage will terminate prior to one year after termination if Mr. Haer or Mr. Bowen becomes entitled to receive coverage of the same type from another employer or recipient of his services, regardless of whether he waives such benefits). All such payments and benefits, other than the payment of accrued but unpaid base salary and paid time off benefits, are subject to Mr. Haer or Mr. Bowen, as applicable, signing a release of claims against the Company and such release becoming irrevocable.
Termination Without Cause or Resignation for Good Reason Following a Change in Control. If either Mr. Haer or Mr. Bowen is terminated by the Company without cause (as defined in the Employment Agreement) or resigns for good reason (as defined in the Employment Agreement) within two years following the consummation of a change in control (as defined in the Employment Agreement), he will receive (i) his accrued but unpaid base salary and paid time off benefits as of the termination of employment, (ii) a lump sum cash payment equal to 200% of his annual salary, (iii) a lump sum cash payment equal to his annual bonus for the calendar year in which his employment terminates, prorated for the portion of the year in which he was employed by the Company and calculated based on actual performance for the calendar year (but the payment will not be less than a prorated portion of his target annual bonus for such year), (iv) vesting of any stock options, stock appreciation rights, restricted stock units or other equity awards in accordance with the terms of our Amended and Restated 2009 Stock Incentive Plan, and the Company will determine if a “hurdle” set under performance-based equity awards constitutes a “target” for this purpose, and (v) for a period of up to one year after termination, health coverage under the Company’s health plans and programs that are applicable to senior executives of the Company generally, at such costs to Mr. Haer or Mr. Bowen as would have applied if his employment with the Company had continued (such health coverage will terminate prior to one year after termination if Mr. Mr. Haer or Mr. Bowen becomes entitled to receive coverage of the same type from another employer or recipient of his services, regardless of whether he waives such coverage). All such payments and benefits, other than the payment of accrued but unpaid base salary and paid time off benefits, are subject to Mr. Haer or Mr. Bowen, as applicable, signing a release of claims against the Company and such release becoming irrevocable.
SEVERANCE AND CHANGE IN CONTROL PAYMENTS
Upon termination of employment without cause, Messrs. Stone, Albin, Haer and Bowen are entitled to severance benefits as discussed above. If Messrs. Stone, Albin, and Haer had been terminated on December 31, 2018, each would have been entitled to aggregate continued salary payments of $370,000, $370,000, $330,000 and $310,000, respectively and of $740,000, $740,000, $660,000 and $620,000, respectively, following a change in control.
Acceleration of Equity
Time-based and performance-based restricted stock units held by each of Messrs. Howard, Stone, Albin, Haer and Bowen will vest in full (i) upon involuntary termination by the Company without cause, (ii) upon a change in control of the Company or (iii)

on the first date that the executive officer can sell Company Common Stock on a national securities exchange without restrictions. If a change in control were to have occurred as of December 31, 2018, the named executive officers would have been entitled to receive the cash value of the time-based restricted stock units, performance-based restricted stock units and stock appreciation rights that would become vested. The named executive officers would have been entitled to the following amounts: Mr. Stone - $5,683,356; Mr. Albin - $4,501,567; Mr. Haer - $1,289,734 and Mr. Bowen - $2,719,619.
For a discussion of our severance and change of control arrangements with our named executive officers, see the section entitled "Employment Agreements".
COMPENSATION OF DIRECTORS
Our Compensation Committee reviews and makes recommendations to our Board concerning director compensation. Similar to our philosophy regarding executive compensation, our philosophy regarding director compensation is to provide our directors a fair compensation package that is tied to the services they perform as well as to the performance of the Company, with the objective of recruiting and retaining an outstanding group of directors.
The Compensation Committee, pursuant to the authority granted under its charter, engaged Aon to advise it on director compensation matters. Aon’s assessment was taken into consideration in establishing our current director compensation. Aon advised the Compensation Committee that the retainer fees and annual equity awards set forth below are reasonable relative to each director's role and the peer group. Directors who are employees of REG, such as Ms. Warner and Mr. Howard, until January 2019, are not compensated for their service on the Board.
Each of our non-employee directors are entitled to receive the compensation as described below.
Retainer Fees. Our non-employee directors are paid cash compensation at the following rates:

Annual retainer fee	$52,000
Annual retainer fee for Chairman	$125,000
Annual retainer fee for Vice Chairman	$115,000
Annual retainer fee for the Chairman of each of the Audit Committee, Compensation Committee and Risk Management Committee	$15,000
Annual retainer fee for Chairman of the Nominating and Governance Committee	$10,000
Annual retainer fee for members of the Audit Committee, Risk Management Committee or Compensation Committee	$10,000
Annual retainer fee for members of the Nominating and Corporate Governance Committee	$5,000
We also reimburse directors for their reasonable out-of-pocket expenses for attending Board and committee meetings.
Long-Term Incentive Awards. Each of our non-employee directors also receive an annual equity award equal to $85,000 based on the fair market value of our Common Stock on the date of grant, except for the Chairman of our Board who receives an equity award of $145,000. These annual awards are granted in the form of RSUs, which will vest in full on the first anniversary of the date of grant or the date of the annual meeting, whichever is sooner. The number of RSUs actually awarded is determined by dividing the cash value of the grant by the closing price of a share of our Common Stock on the date of grant.
2018 Director Compensation Table
The table below shows the compensation paid to each non-employee director for their service in 2018:

Name	Fees Paid in Cash ($)	Stock Awards (1) (2) ($)	Total ($)
James C. Borel	$69,000	$95,000	$164,000
Delbert Christensen	$93,000	$95,000	$188,000
Debora M. Frodl	$65,000	$95,000	$160,000
Peter J. M. Harding	$79,000	$95,000	$174,000
Michael Scharf	$92,000	$95,000	$187,000
Christopher D. Sorrells	$99,000	$95,000	$194,000
Jeffrey Stroburg	$125,000	$145,000	$270,000

(1)
Amounts listed in this column represent the aggregate grant date fair value of RSUs granted on May 10, 2018 with a vesting period of one year are determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718) for financial reporting purposes.

(2)
The following directors were granted 6,934 RSUs: James C. Borel; Delbert Christensen; Debora M. Frodl; Peter J. M. Harding; Michael Scharf and Christopher D. Sorrells. Mr. Jeffrey Stroburg was granted 10,584 RSUs. The aforementioned RSUs were unvested and outstanding at December 31, 2018.

AUDIT COMMITTEE REPORT
As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year 2018 with management and Deloitte & Touche LLP (“Deloitte”) and discussed with Deloitte those matters required by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.
Based on these reviews and discussions with management and Deloitte, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2018 be included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The Audit Committee Members

Michael Scharf (Chairman)
Chris Sorrells
James C. Borel
Fees Paid to Independent Registered Public Accounting Firm
The Audit Committee’s policy is to evaluate and determine that the services provided by Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) in each year are compatible with the auditor’s independence. The following table shows fees billed for each of 2018 and 2017 for professional services rendered by the Deloitte Entities for the audit of our financial statements and other services, which have been approved under our audit pre-approval policy.

Year	Audit Fees(1)	Audit- Related Fees(2)	Tax Fees(3)
2018	$1,575,058	$68,790	$230,211
2017	$1,586,744	$113,000	$210,523

(1)
Audit fees are fees for the audit of the Company’s annual financial statements. Audit fees also include fees for the review of financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the Deloitte Entities in connection with statutory and regulatory filings or engagements.

(2)
In 2018, audit-related fees were comprised of fees in connection with technical accounting subscription services, the adoption of the new lease accounting standard and presentation of the discontinued operations in the 2018 10-K.

(3)	Tax fees are for tax consulting and compliance services and tax related acquisition, tax due diligence services and impacts of the Tax Reform.
Audit Committee Pre-Approval Procedures
With respect to independent auditor services and fees, it is our practice to provide pre-approval of audit, audit-related, tax and other specified services on an annual basis. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, we seek specific pre-approval by the Audit Committee. Other specified services are generally pre-approved only when the amount of such services is expected to be different than the prior year or normal fees. Proposed services anticipated to exceed pre-approved cost levels are discussed with the Audit Committee. It is our practice that the Audit Committee Chairman has pre-approval authority with respect to permitted services. The Chairman of the Audit Committee reports any pre-approval decisions to our Audit Committee at its next scheduled meeting.
GENERAL INFORMATION
Stockholder Proposals for the 2020 Annual Meeting
Stockholder proposals for inclusion in the proxy materials for the 2020 annual meeting must be received at our principal executive offices by November 27, 2019.
In addition, our bylaws provide stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the annual meeting to which this proxy statement relates) must give written notice thereof to our Secretary at the address set forth on the cover page of this proxy statement in accordance with the provisions of our bylaws, which require that such notice be given not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding annual meeting of stockholders. In the event the date of the 2020 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2019 Annual Meeting, in order for a notice to be timely, it must be delivered not later than the close of business on the later of the 90th day prior to the 2020 annual meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2020 annual meeting.
Annual Report and Financial Statements
A copy of our 2018 Annual Report to Stockholders, which includes our financial statements for the year ended December 31, 2018, is available along with this proxy statement and other voting materials and information on the website www.proxyvote.com.
Section 16(a) Beneficial Ownership Reporting Compliance
Under U.S. securities laws, directors, executive officers and any person holding more than 10% of our Common Stock must report their initial ownership of the Common Stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on a review of the reports furnished to the Company and written representations from directors and executive officers that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2018 the Company’s executive officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), except that the Form 3 required to be filed for each of the following were not timely filed within 10 days of her or him becoming a “reporting person” (as defined in the Exchange Act): Debora M. Frodl (became reporting person on March 14, 2018), Todd Samuels (became reporting person on May 10, 2018) and Eric Bowen (became reporting person on May 10, 2018).
Copies of Corporate Governance and Other Materials Available
Our Board has adopted various corporate governance guidelines setting forth our governance principals and governance practices. The following documents are available for downloading or printing on our web site at www.REGI.com, by selecting “Investor Relations” and then “Corporate Governance”:

•	Restated Certificate of Incorporation

•	Amended and Restated Bylaws

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders, unless the Company has received contrary instructions from one or more of the stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy. Any stockholders who object to or wish to begin householding may contact Broadridge Financial Solutions, Inc. (“Broadridge”) via telephone at 1-866-540-7095, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
Notice and Access
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 8, 2019: The Notice of 2019 Annual Meeting, 2019 Proxy Statement, and 2018 Annual Report are available at www.proxyvote.com. This year, we are again furnishing Proxy Materials over the Internet to a number of our stockholders under the U.S. Securities and Exchange Commission’s notice and access rules. Many of our stockholders will receive a Notice Regarding the Availability of Proxy Materials, or the Notice, in the mail instead of a paper copy of this Proxy Statement, a proxy card or voting instruction card, and our 2018 Annual Report. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our Proxy Materials.
The Notice contains instructions on how to access our Proxy Materials and vote over the Internet at www.proxyvote.com and how stockholders can receive a paper copy of our Proxy Materials, including this Proxy Statement, a proxy card or voting instruction card, and our 2018 Annual Report. At www.proxyvote.com, stockholders can also request to receive future Proxy Materials in printed form by mail or electronically by email.
All stockholders who do not receive a Notice will receive a paper copy of the Proxy Materials by mail unless they have previously elected to receive Proxy Materials by email. We remind stockholders who receive a Notice that the Notice is not itself a proxy card and should not be returned with voting instructions.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board is divided into three classes serving staggered three-year terms. The nominees listed below have been nominated by our Board at the recommendation of the Nominating and Governance Committee in accordance with its charter and our Amended and Restated Bylaws and Corporate Governance Guidelines. The nominees are now a member of the Board. If either nominee becomes unable to serve as a director before the annual meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.
Nominees for Election at This Meeting for a Term Expiring in 2022
Delbert Christensen
Randolph L. Howard
Debora M. Frodl
Our bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the nominees for director will be elected if the nominee receives a majority of the votes cast in person or represented by proxy. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL 2 — “SAY-ON-PAY” ADVISORY VOTE ON EXECUTIVE COMPENSATION
This Proposal 2, which is commonly referred to as a “say-on-pay” vote, provides you with the opportunity to advise our Board and Compensation Committee regarding your approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis section, accompanying compensation tables and narrative disclosure set forth in this proxy statement. This vote is not intended to address any specific item of compensation or the compensation of any particular named executive officer, but rather the overall compensation of our named executive officers as well as the philosophy and objectives of our executive compensation programs.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The say-on-pay vote is not binding on the Company, our Compensation Committee or our Board. We value, however, the opinions of our stockholders and the Compensation Committee will take into account, as we have in the past, the result of the vote when determining future executive compensation.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019
Based upon its review of Deloitte qualifications, independence and performance, the Audit Committee of our Board has appointed Deloitte to serve as our independent registered public accounting firm for 2019.
The appointment of our independent registered public accounting firm is not required to be submitted for ratification by the stockholders. However, as a matter of good corporate governance, the Audit Committee is submitting its appointment of Deloitte as the Company’s independent registered public accounting firm for 2019 for ratification by our stockholders.
If our stockholders fail to ratify the appointment of Deloitte, the Audit Committee may reconsider whether to retain Deloitte, and may continue to retain that firm or appoint another firm without resubmitting the matter to our stockholders. Even if our stockholders ratify the appointment of Deloitte, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm for us if it determines that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of a majority of our Common Stock present in person or by proxy at the Annual Meeting is required to ratify the appointment of Deloitte as our independent registered public accounting firm for 2019.
Representatives of Deloitte are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

RENEWABLE ENERGY GROUP, INC.
ATTN: NATALIE A. MERRILL
416 SOUTH BELL AVENUE
AMES, IA 50010

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1A Delbert Christensen	☐	☐	☐
1B Randolph L. Howard	☐	☐	☐
1C Debora M. Frodl	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2. and 3.

	For	**Against**	**Abstain**
2. Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000405624_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Shareholder Letter is/are available at www.proxyvote.com

RENEWABLE ENERGY GROUP, INC.
Annual Meeting of Stockholders
May 8, 2019, 10:00 AM Central Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Cynthia J. Warner and Chad Stone, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Renewable Energy Group, Inc. that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held at 10:00 AM, CST on May 8, 2019, at the offices of Renewable Energy Group, Inc., 416 South Bell Avenue, Ames, Iowa 50010 and any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000405624_2 R1.0.1.18